EXHIBIT 99.1


FOR IMMEDIATE RELEASE



NYMAGIC, INC. REPORTS ON RECENT EVENTS, INCLUDING FINANCIAL RESULTS FOR THE THREE MONTHS ENDING JUNE 30, 2002


         New York, August 14, 2002. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the quarter and six months ended June 30, 2002 and certain other recent events affecting the Company.

     FINANCIAL RESULTS

         George R. Trumbull, newly elected Chairman and Chief Executive Officer, announced that net earnings for the second quarter ended June 30, 2002 totaled $2.0 million, or $.22 per diluted share, compared with $36,000, or $.00 per diluted share, for the second quarter of 2001. Net earnings for the six months ended June 30, 2002 totaled $4.7 million, or $.51 per diluted share, compared with $1.8 million, or $.19 per diluted share, for the six months ended June 30, 2001.

         Operating income, which excludes the effects of realized investment gains or losses and non-recurring charges after taxes, totaled $4.4 million, or $.48 per diluted share, for the second quarter of 2002, compared with $1.1 million, or $.11 per diluted share, for the same period of the prior year. For the first six months of 2002, operating income was $7.5 million, or $.80 per diluted share, compared with $1.4 million, or $.15 per diluted share, for the first half of 2001.

         Net realized investment losses after taxes in the second quarter of 2002 were $1.4 million, or $.15 per diluted share, compared with $1.0 million, or $.11 per diluted share for the same period in 2001. Net realized investment losses after taxes for the six months ended June 30, 2002 were $1.8 million, or $.19 per diluted share, compared with net realized investment gains after taxes of $402,000, or $.04 per diluted share, for the same period in 2001. During the second quarter of 2002 the Company incurred non recurring charges of $1.0 million after taxes, or $.11 per share, related to the reorganization of the Company's management structure.


         Mr. Trumbull commented, "The Company is benefiting from the favorable pricing levels in our core insurance operations. On a year-to-year basis, price increases have occurred across all lines of business.

         "Premiums in our ocean marine line grew largely as a result of rate increases. Improvement in our non-marine liability class reflects significantly enhanced pricing on existing business, the development of additional accounts in the specialty casualty area as well as production in the miscellaneous professional liability area where underwriting commenced during the last half of 2001. Our inland marine/fire classes also reflect strong growth from new production sources as well as the effects of improved pricing on renewals. Aircraft premiums increased as well over the prior year despite a large reduction in policy count. Aircraft premium writings totaled $8.2 million and $17.6 million, respectively, during the three months and six months ending June 30, 2002. During the third and fourth quarters, aircraft premiums are expected to decline substantially due to the previously announced decision to exit this line of business. In the meantime, the Company is profiting from a strong pricing environment on runoff premiums as we exit this line, however, we anticipate this level of profitability will decline in future quarters.

         "Our combined ratio has improved to 99.2% for the first half of 2002 compared with 124.2% for the same period of 2001. The improvement occurred in both the expense and loss ratios. We have been able to write significant additional business with only small increases in overhead. Our loss ratio has improved primarily due to the effects of enhanced pricing and the absence of any major disasters.

         "Year to date cash flow from operations in 2002 was $24.9 million - our best result in years. We are disappointed with the decrease in net investment income in 2002 due to a lower interest rate environment. We are seeking to improve future investment yield while maintaining a high quality investment portfolio. At June 30, 2002 all of the Company's fixed income investments were rated as investment grade. Investments in equity securities equaled 11% of the total investment portfolio. It is anticipated that this percentage will decline in the future as the Company considers alternative investments to improve investment income. During July, we sold approximately 50% of equity securities."


OTHER RECENT EVENTS

         Mr. Trumbull also commented, "Since the date of our Annual Shareholders Meeting this past May, a number of events have taken place that I believe are important to the Company.

     "First, at the Annual Shareholders Meeting a new board of directors was elected that includes representatives of our largest shareholders as well as representatives of Mariner Partners, Inc. Mariner Partners, Inc. has options to acquire approximately 19% of NYMAGIC's outstanding common shares, is entitled to vote a majority of the Company's shares in certain circumstances and has the right to nominate four of the Company's ten directors. A description of Mariner's voting rights, nomination rights and options is contained in the Company's 2002 Proxy Statement. Under New York Insurance Law, these rights constitute control by Mariner of the Company's New York insurance subsidiaries. The New York State Insurance Department has recently granted its approval for that acquisition of control.

         "Second, there have been several important management changes. Following my election as the Company's new Chairman and Chief Executive Officer, the following individuals were added to the Company's management team. A. George Kallop, a member of the Mariner organization, has joined the Company as Executive Vice President to oversee Finance and Administration. Paul J. Hart, formerly General Counsel of Encompys, Inc., has joined the Company as General Counsel and Corporate Secretary. William D. Shaw, another member of the Mariner organization, was elected a Director and Vice Chairman of NYMAGIC and has been given responsibility for overseeing the Company's investment portfolio. And Mark
W. Blackman, a major shareholder with more than twenty years of experience with NYMAGIC and/or its affiliates, has rejoined the Company as a consultant. We have formed a Management Committee consisting of the aforementioned individuals and two Company veterans, George F. Berg, Senior Vice President - Claims and Thomas
J. Iacopelli, Chief Financial Officer to provide over-all direction for the Company.

         "Third, the Company executed a Credit Agreement with a leading bank that provides the Company with financing for its bank debt during a term ending on March 31, 2005.

         "Fourth, new management has completed a preliminary review of the Company's reinsurance receivables. While further study is underway, preliminary findings indicate that more than 50% of the total balance is supported with collateral in the form of letters of credit, funds on deposit with the Company and/or offsetting reinsurance payables. More than 80% of the remaining balance consists of obligations from companies with ratings of A or better by major rating agencies."

         Mr. Trumbull concluded, "We plan to continue our efforts to reshape NYMAGIC, INC. in the months ahead, and we are optimistic about the Company's future."

         NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in ocean marine, inland marine, and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

         Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2002 and beyond, are made under the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2002 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.




                          (Comparative Table Attached)



CONTACT:         GEORGE R. TRUMBULL
                 NYMAGIC, INC.
                 (212) 551-0610


                                  NYMAGIC, INC.
                                TABLE OF RESULTS
                                   (Unaudited)
                      (in thousands, except per share data)


                                             THREE MONTHS ENDED                   SIX  MONTHS ENDED
                                                    JUNE 30,                            JUNE 30,
                                            2002             2001               2002                  2001
                                            ----             ----               ----                  ----

REVENUES:
Net premiums earned                       $ 30,107         $ 16,516           $ 57,244             $ 37,005
Net investment income                        3,943            4,576              7,890                9,326
Realized investment gains (losses)          (2,184)          (1,561)            (2,771)                 619
Commission  and other income                 1,218            2,708              1,375                3,215
                                          ---------        ---------          ---------            ---------
Total revenues                              33,084           22,239             63,738               50,165

EXPENSES:
Net losses & loss adjustment expenses       19,410           13,971             37,122               29,495
Policy acquisition expenses                  4,648            3,499              9,303                7,932
General & administrative expenses            6,009            4,110             10,355                8,545
Interest expense                               113              127                278                  289
                                          ---------        ---------          ---------            ---------
Total expenses                              30,180           21,707             57,058               46,261

Income before income taxes                   2,904              532              6,680                3,904

Total income tax expense                       866              496              1,974                2,118
                                          ---------        ---------          ---------            ---------
Net income                                $  2,038         $     36           $  4,706             $  1,786

Earnings per share:
       Basic                                 $ .22            $ .00              $ .51                $ .19
                                             -----            -----              -----                -----
       Diluted                               $ .22            $ .00              $ .51                $ .19
                                             -----            -----              -----                -----

Weighted average shares outstanding:
       Basic                                 9,276            9,222              9,273                9,202
       Diluted                               9,296            9,248              9,292                9,226

SUPPLEMENTARY INFORMATION:
Gross written premiums                    $ 39,660         $ 27,331           $ 82,273             $ 52,392
Net written premiums                        31,346           13,964             57,947               27,199


BALANCE SHEET DATA:                       JUNE 30,     DECEMBER 31,
                                              2002             2001
                                              ----             ----

Shareholders' equity                      $205,389         $199,272
Book value per share                         22.14            21.50